Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Optimal Group Inc. (formerly Optional Robotics Corp.)
(the "Company")

We consent to incorporation by reference in the registration statement of the Company, filed on Form S-8 on May 12, 2004, of our report dated February 20, 2004, relating to the consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.


/s/ KPMG LLP

Chartered Accountants

May 12, 2004
Montreal, Canada